LIN TV CORP.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

YOUR RIGHT TO ELECT TO EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO WITHDRAW SUCH ELECTION EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 2, 2009, UNLESS EXTENDED

LIN TV Corp. (“LIN TV,” the “Company,” “we,” “us” or “our”) is offering our employees, our subsidiaries' employees and non-employee directors the opportunity to exchange outstanding options to purchase shares of our Class A common stock pursuant to the terms of the offer described herein (the “Exchange Offer”).  All stock options outstanding under our Amended and Restated 2002 Stock Plan that are held by our employees or our subsidiaries’ employees and all stock options outstanding under our Third Amended and Restated 2002 Non-Employee Director Stock Plan that are held by our non-employee directors are eligible for exchange (the “Eligible Options”).

•	Each Eligible Option that you elect to exchange will be exchanged, on a one-for-one basis, for a new option to purchase an equal number of shares of our Class A common stock (the “New Options”).

•
Each New Option will be granted under the same plan as the corresponding exchanged Eligible Option and will have an exercise price equal to the last reported sale price of our Class A common stock on the New York Stock Exchange on the expiration date of the Exchange Offer.

•	Each New Option will expire after 10 years, subject to the other terms of the plan governing such options.

•	Each New Option will vest on a three-year schedule, with one-third of the shares covered by each New Option vesting on each of the first, second and third anniversaries of the New Option grant date.

You are not required to accept this Exchange Offer.  If you wish to exchange options, you are not required to surrender all of your Eligible Options.  You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.  In order to receive New Options, you must be employed by us or one of our subsidiaries or be a non-employee director on the date this offer expires.  Unless this Exchange Offer is extended, the expiration date is June 2, 2009.

We are implementing this Exchange Offer because a considerable number of our employees and non-employee directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices.  We are conducting this Exchange Offer on a voluntary basis to allow our employees, our subsidiaries' employees and non-employee directors to choose whether to keep their Eligible Options at their current exercise price, or to exchange those options for New Options.

1

We are making this Exchange Offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6.  This Exchange Offer is not conditioned upon a minimum number of options being surrendered for exchange.

IMPORTANT

To elect to exchange your Eligible Options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete and deliver the election form to Daniel Donohue, by fax at (401) 454-4980, by emailing a scanned or PDF copy to dan.donohue@lintv.com, or by hand delivery or mail to One Richmond Square, Suite 230E, Providence, Rhode Island 02906.  We must receive your properly completed election form before 5:00 p.m., Eastern Time, on June 2, 2009.  Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

Shares of our Class A common stock are traded on the New York Stock Exchange under the symbol “TVL.”  On May 1, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $1.51 per share.  We recommend that you obtain current market quotations for our Class A common stock before deciding whether to exchange your options.

You should direct questions about the Exchange Offer or requests for assistance or for additional copies of this offer to exchange or the election form to Daniel Donohue by email at dan.donohue@lintv.com or by telephone at (401) 454-2880.

Subject to our rights to extend, terminate and amend this offer, we will accept promptly after the expiration of this offer all properly surrendered Eligible Options that are not validly withdrawn and will notify you of our acceptance on the date this offer expires.  Upon our acceptance of the Eligible Options you surrender for exchange, the surrendered options will be cancelled and you will no longer have any right to purchase our Class A common stock under those options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your outstanding stock options for exchange through this offer.  You should rely only on the information in these materials or to which we have referred you.  We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer.  Any representation to the contrary is a criminal offense.

2

This document constitutes part of the Section 10(a) prospectus relating to our Amended and Restated 2002 Stock Plan and the Section 10(a) prospectus relating to our Third Amended and Restated 2002 Non-Employee Director Stock Plan and covers securities that have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The date of this offer to exchange is May 4, 2009.

3

Page No.

SUMMARY TERM SHEET	1

RISK FACTORS	6

THE EXCHANGE OFFER	7

1.	NUMBER OF OPTIONS; EXPIRATION DATE	7

2.	PURPOSE OF THIS OFFER	8

3.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	9

4.	CHANGE IN ELECTION; WITHDRAWAL RIGHTS	10

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS	11

6.	CONDITIONS OF THIS OFFER	12

7.	PRICE RANGE OF CLASS A COMMON STOCK	13

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS	14

9.	INFORMATION ABOUT LIN TV; SUMMARY FINANCIAL INFORMATION	15

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	18

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	19

12.	LEGAL MATTERS; REGULATORY APPROVALS	20

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	20

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT	21

15.	FEES AND EXPENSES	22

16.	ADDITIONAL INFORMATION	22

17.	MISCELLANEOUS	23

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Exchange Offer.  We urge you to read the remainder of this document as well as the other offering materials carefully, as the information in this summary is not complete.  We have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

QUESTIONS ABOUT THE EXCHANGE OFFER

Q.1.           What options are we offering to exchange?

We are offering to exchange all options issued to employees under our Amended and Restated 2002 Stock Plan as well as all options issued to non-employee directors under our Third Amended and Restated 2002 Non-Employee Director Stock Plan.  We will grant the New Options under the plan corresponding to each exchanged Eligible Option.  The New Options will be nonqualified stock options.  (See Section 1)

Q.2.           Why are we making this Exchange Offer?

We are implementing the Exchange Offer because a considerable number of our employees and our non-employee directors have stock options, whether or not they are currently exercisable, that have exercise prices significantly higher than the current market price of our Class A common stock.  We are offering this program on a voluntary basis to allow our employees, our subsidiaries’ employees and our non-employee directors to choose whether to retain their “underwater” Eligible Options at their current exercise prices, or to exchange those options for New Options to purchase shares of our Class A common stock at an exercise price equal to the closing price of a share of Class A common stock on the New York Stock Exchange on the expiration date of the Exchange Offer.

We are making this Exchange Offer to provide our employees, our subsidiaries’ employees and our non-employee directors with the opportunity to hold options that have a lower exercise price and, therefore, greater value and appreciation potential.  We believe that this will provide better performance incentives to, and thus increase retention of, our employees, our subsidiaries’ employees and our non-employee directors.  (See Section 2)

Q.3.           Are there conditions to this Exchange Offer?

This Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of this offer.  These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our Class A common stock or an acquisition proposal for us.  These and various other conditions are described more fully in Section 6.  If we terminate this offer prior to accepting and cancelling your surrendered Eligible Options, your Eligible Options will remain outstanding until they expire pursuant to their terms and will retain their current exercise price and vesting schedule.  This offer is valid regardless of the number of eligible option holders who participate and regardless of the number of Eligible Options surrendered for exchange.  (See Section 6)

Q.4.	Are there any eligibility requirements I must satisfy to participate in the Exchange Offer?

You must be a full-time or part-time employee of LIN TV or of one of our subsidiaries or one of our non-employee directors on the date this offer expires.  Participation in the offer does not confer upon you the right to remain in the employment or other service of LIN TV or any of its subsidiaries.  (See Section 5)

Q.5.           How do I participate in this offer?

To elect to exchange your Eligible Options, you must properly complete the election form and deliver it to Daniel Donohue, before 5:00 p.m., Eastern Time, on June 2, 2009.  You may deliver your election form to Mr. Donohue by fax at (401) 454-4980, by emailing a scanned or PDF copy to dan.donohue@lintv.com, or by hand delivery or mail to LIN TV Corp., One Richmond Square, Suite 230E, Providence, Rhode Island 02906.  (See Section 3)

If we extend this offer beyond June 2, 2009, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.  Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all Eligible Options that you elect to exchange promptly after this offer expires.  If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.  (See Section 3)

Q.6.	Can I change my election regarding options that I surrender or withdraw from the offer after submitting my election form?

Yes, you may change your election regarding options at any time before the offer expires.  In order to change your election, you must deliver a change in election form, clearly dated after your original election form, to Daniel Donohue, by fax at (401) 454-4980, by emailing a scanned or PDF copy to dan.donohue@lintv.com, or by hand delivery or mail to LIN TV Corp., One Richmond Square, Suite 230E, Providence, Rhode Island 02906.  Once we receive a change in election form submitted by you, your original election form will be disregarded.

You may also completely withdraw from participation in the offer by delivering a change in election form, checking the box indicating that you do not wish to participate in this offer, to Mr. Donohue at any time before the offer expires.  (See Section 4)

Q.7.           When does this offer expire? Can this offer be extended, and if so, how will I know if it is extended?

This offer will expire on June 2, 2009, at 5:00 p.m., Eastern Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time.  If we extend this offer, we will give notice of the extension.  (See Section 10)

Q.8.           What will happen if I do not turn in my election form by the deadline?

If you do not turn in your election form by the expiration date of this offer, you will miss the opportunity to participate in this offer and all stock options that you currently hold will remain unchanged with their existing exercise price and other terms.

Q.9.	Are there any U.S. federal tax considerations that will arise from participating in this offer?

Under current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or at the date of the grant of the New Options.  As with existing options, you generally will have taxable income upon exercise of your New Options, at which time we will generally have a tax withholding obligation.  We will satisfy this tax withholding obligation through payroll withholding, by withholding proceeds received upon the sale of the underlying Class A common stock, or otherwise, as is currently the case with Eligible Options.  You may also have taxable income when you sell the shares issued upon the exercise of the New Options.

State and local tax consequences may be different for some holders.  We recommend that you consult with your own tax advisor to determine the personal tax consequences of accepting the offer.  (See Section 13)

Q.10.       Do you recommend that I participate in this offer?

Although our Board of Directors has approved this offer, it recognizes that your decision to tender Eligible Options is an individual one.  As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to surrender your Eligible Options.  We are not making any recommendation as to whether or not you should exchange options pursuant to this offer.

Q.11.       Who can I talk to if I have questions about this offer?

For additional information or assistance, you should contact Daniel Donohue, at (401) 454-2880 or by email at dan.donohue@lintv.com.

QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q.1.           Will I be required to give up all my rights to the surrendered options?

Yes.  Once we have accepted any Eligible Options that you surrender in this Exchange Offer, those options will be cancelled and you will no longer have any rights thereunder.  Subject to our rights to extend, terminate and amend this Exchange Offer, we will promptly accept for exchange all Eligible Options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.  (See Section 6)

Q.2.           What happens if I elect not to surrender options pursuant to this offer?

If you do not accept this offer, you will keep all of your current Eligible Options and you will not receive any New Options.  Eligible Options that you do not surrender for exchange remain outstanding until they expire by their terms.  These options will retain their current exercise price and current vesting schedule.

Q.3.           Can I exchange stock options that I have already exercised?

No.  This Exchange Offer applies only to presently outstanding Eligible Options.  A stock option that has been fully exercised is no longer outstanding.

Q.4.           Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes.  If you previously partially exercised an Eligible Option, you may elect to exchange the remaining unexercised portion of an Eligible Option under this Exchange Offer.

Q.5.           Will Eligible Options that are exchanged be returned to the pool of shares available for future grant under the respective plans?

The shares of Class A common stock subject to those Eligible Options exchanged pursuant to the Exchange Offer will be returned to the pool of shares available for grants under either the Amended and Restated 2002 Stock Plan or the Third Amended and Restated 2002 Non-Employee Director Stock Plan, as applicable, and will then be allocated to the New Options to be granted in exchange for tendered Eligible Options.

QUESTIONS ABOUT THE NEW OPTIONS

Q.1.           How many shares will I be entitled to purchase if I exercise my New Options?

The Eligible Options are subject to exchange on a one-for-one basis.  Accordingly, the number of shares of Class A common stock covered by each New Option is the same as the number of shares covered by the surrendered Eligible Option.

Q.2.           What will be the exercise price of the New Options?

The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the expiration date of the Exchange Offer.

Q.3.           When will I receive my New Options?

Unless this offer is extended, we will grant the New Options on the expiration date.  We expect to distribute the New Options promptly after we accept Eligible Options surrendered for exchange.  (See Section 5)

Q.4.           When will the New Options vest?

The New Options will vest annually in three equal installments beginning on the first anniversary of the date of grant, subject to the other terms of the Amended and Restated 2002 Stock Plan and the Third Amended and Restated 2002 Non-Employee Director Stock Plan.

Q.5.           Some of my Eligible Options are already vested.  Why is the company requiring a new three-year vesting period for the New Options?

At a recent stock market price of $1.51 on May 1, 2009, and with the significant majority of option exercise prices ranging generally from $3.76 to $23.60, the Eligible Options are generally “out-of-the-money” and would not be advisable to exercise.  On the other hand, the New Options will have an exercise price equal to the closing price of our Class A common stock on the expiration date.  Accordingly, this Exchange Offer represents a significant opportunity for option holders by providing them with options that better reflect current economic reality.  In exchange for that opportunity, our Board of Directors concluded that a new three-year vesting period for the New Options was appropriate.  As noted above, your participation in this program is optional, and you may elect not to convert and retain some or all of your Eligible Options.

Q.6.           What happens if I leave the company before my New Options vest?

If you leave the company before your New Options vest, such options will be forfeited pursuant to the terms of the option agreement we will provide you following completion of this Exchange Offer.  This provision is identical to the treatment of unvested Eligible Options under your current option agreement.

Q.7.           What will be the terms and conditions of the New Options?

Except for the new exercise price, remaining term and vesting schedule, the terms and conditions of the New Options will be substantially the same as the exchanged Eligible Options.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below.  The risks described below and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the United States Securities and Exchange Commission (the “SEC”) on March 16, 2009, highlight the material risks of participating in this Exchange Offer and investing in our Class A common stock.  Eligible participants should carefully consider these risks and are encouraged to speak with their legal, financial or tax advisors, as necessary, before deciding whether to surrender or not surrender options in this offer.  In addition, we strongly urge you to read the rest of these materials for a more complete discussion of the risks that may apply to you before deciding whether to participate in this Exchange Offer.

Risks Related to This Offer to Exchange

You may lose the potential benefit of a shorter vesting period of the options that you surrender for exchange in this offer.

If you elect to participate in the Exchange Offer and surrender your Eligible Options, the vesting for each New Option issued to you will be subject to a new, three-year vesting schedule.  This means that you will be required to continue your employment or service as a non-employee director for three years after the date on which your New Option is granted in order to be fully vested in the New Option.  If your employment or service as a non-employee director terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if you previously surrendered a fully vested Eligible Option.

You may incur tax liability in connection with participation in this Exchange Offer.

We recommend that all holders of Eligible Options who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal and foreign tax consequences of participating in this Exchange Offer.  See “Material U.S. Federal Income Tax Consequences” for more information about the tax impact of this Exchange Offer in the United States.  If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should consult your own tax advisors to discuss these consequences.

Risks Related to Our Business Activities and Industry

Before deciding whether to tender your Eligible Options, you should carefully review the section entitled “Risk Factors” that is contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and which is incorporated by reference into this Offer to Exchange.

THE EXCHANGE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE

We are offering you the opportunity to exchange your Eligible Options that are properly tendered and not validly withdrawn before the expiration date of this Exchange Offer for an equal number of New Options.  Eligible Options are all outstanding options under our Amended and Restated 2002 Stock Plan and our Third Amended and Restated 2002 Non-Employee Director Stock Plan.  All of our employees, the employees of our subsidiaries and our non-employee directors are eligible to participate in this Exchange Offer.

You will only be entitled to receive New Options if you are employed by us or one of our subsidiaries or if you are a non-employee director on the date this Exchange Offer expires.  The grant of New Options will be effective on the expiration date of this exchange offer.  Unless this offer is extended, the grant date of the New Options will be June 2, 2009.

If you elect to exchange any Eligible Option, you must surrender for exchange all unexercised option shares from each surrendered Eligible Option.  Our offer is subject to the terms and conditions described in these materials.  We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.  This Exchange Offer is not conditioned upon a minimum number of options being elected for exchange.

For each Eligible Option you surrender, you will receive one New Option.  If you are an employee, all New Options will be issued under the Amended and Restated 2002 Stock Plan, and pursuant to a stock option agreement between you and us.  If you are a non-employee director, all New Options will be issued under the Third Amended and Restated 2002 Non-Employee Director Stock Plan, and pursuant to a stock option agreement between you and us.  Upon the date of issuance, none of your New Options will be vested.  The New Options will vest in equal annual portions over a period of three years from the date of grant.

As of April 28, 2009, options to purchase 3,262,123 shares of our Class A common stock were eligible for exchange under the Exchange offer.

The term “expiration date” means 5:00 p.m., Eastern Time, on June 2, 2009, unless we extend the period of time during which this Exchange Offer will remain open, in which case the term “expiration date” will refer to the latest time and date at which this Exchange Offer expires.

We will notify you if we decide to increase or decrease the consideration offered for your Eligible Options or the number of Eligible Options that may be tendered under the Exchange Offer.  If this Exchange Offer is scheduled to expire within ten business days from the date we give notice of such an increase or decrease, we will extend the Exchange Offer for a period of ten business days after the date of such notice of an increase or decrease.

A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	PURPOSE OF THIS OFFER

We are making this Exchange Offer in recognition of the contributions of our employees and non-employee directors and to better align their interests with the interests of our stockholders.  Stock option awards are designed to motivate and reward the efforts of our employees and non-employee directors by providing incentives to improve performance and long-term stockholder value, and to encourage long-term employment or service as a director.  We have issued stock options under our Amended and Restated 2002 Stock Plan and Third Amended and Restated 2002 Non-Employee Director Stock Plan with these objectives in mind.  However, the Board of Directors has observed that many of our employees, including our executive officers, and non-employee directors have outstanding stock options with exercise prices that exceed the current market price of our Class A common stock.  Due to this fact, these outstanding stock options have little value as either an incentive or a retention tool.

This Exchange Offer is intended to address this situation by providing employees and non-employee directors with the opportunity to exchange Eligible Options for New Options issued under the applicable plan.  By making this Exchange Offer, we intend to provide our employees with the opportunity to hold stock options that, over time, have a greater potential to increase in value, thereby creating better incentives for our employees and our non-employee directors to remain at LIN TV and to contribute significantly to achieving our business goals.

We believe that this Exchange Offer will better align the interests of our employees and non-employee directors with those of our stockholders and that the Exchange Offer will motivate our employees to achieve future growth.  While we intend for this Exchange Offer to reduce the current disparity between the market price of our Class A common stock and the exercise price of outstanding stock options, in light of current economic conditions and the volatility in our industry and markets in general, we cannot assure you that following the expiration date of the Exchange Offer the market price of our Class A common stock will exceed the exercise price of the New Options.

Subject to the foregoing, and except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any subsidiary’s assets;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any of the executive officers’ material terms of employment;

•	any other material change in our corporate structure or business;

•	our Class A common stock not being authorized for listing on the New York Stock Exchange;

•	our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock incentive plans; or

•	any change to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of us.

Neither we nor our Board of Directors make any recommendation as to whether or not you should tender your Eligible Options for exchange, nor have we authorized anyone to make such recommendation.  You are urged to evaluate carefully all of the information in this Offer to Exchange and the related materials we have delivered to you and to consult your own legal, investment and tax advisors.  You must make your own decision whether or not to request that we exchange your Eligible Options.

3.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS

Election Not to Participate in this Offer.  Even if you do not wish to participate in this Exchange Offer, we request that you properly complete the election form by checking the appropriate box indicating such decision and delivering the election form by fax, email, hand delivery or mail to Daniel Donohue as set forth below.  You will be able to change your election at any time prior to the expiration date by following the procedures set forth in Section 4 below.

Election to Participate in this Offer.  To exchange some or all of your Eligible Options, you must properly complete the election form and deliver the election form, along with any other required documents, to Daniel Donohue, by fax at (401) 454-4980, by emailing a scanned or PDF copy to dan.donohue@lintv.com, or by hand delivery or mail to LIN TV Corp., One Richmond Square, Suite 230E, Providence, Rhode Island 02906.  We must receive all of the required documents no later than 5:00 p.m., Eastern Time, on the expiration date.  The expiration date is June 2, 2009, unless we extend the period of time during which this offer will remain open.  If you miss this deadline, you will not be permitted to participate in this offer.  We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people.  In the event that we do extend this offer beyond June 2, 2009, then you must deliver a properly completed election form and the other required documentation before the extended expiration date.

The method of delivery of all documents, including election forms and any change in election forms changing your election from “accept” to “reject” or “reject” to “accept” and any other required documents, is at your election and risk.  You should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept.  Neither the Company nor any other person is obligated to provide notice of any defects or irregularities in tenders.  Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive any of the conditions of this offer or any defects or irregularities involving the tender of Eligible Options with respect to all option holders.  This is a one-time offer, and we will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.  Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights described below.  Our acceptance for exchange of your surrendered options through this Exchange Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Exchange Offer.  Subject to our rights to extend, terminate and amend this offer, we will promptly accept for exchange all Eligible Options that you properly surrender to us prior to the expiration date and that you have not withdrawn.

If we do not receive any response from you, you will be deemed to have elected not to participate in the exchange offer.

4.	CHANGE IN ELECTION; WITHDRAWAL RIGHTS

You may change your election to exchange your options by following the procedures described in this section. If you exchange some or all of your Eligible Options and you later want to change your request, you must do so with respect to all eligible option shares of a particular grant.  Similarly, if you choose not to elect to exchange any of your options and you later want to change your request, you must do so with respect to all eligible option shares of a particular grant.

To change your election, you must deliver a change in election form to Daniel Donohue, by fax at (401) 454-4980, by emailing a scanned or PDF copy to dan.donohue@lintv.com, or by hand delivery or mail to LIN TV Corp., One Richmond Square, Suite 230E, Providence, Rhode Island 02906.  The change in election form must be clearly dated after your original election form.

Change from Not Participating to Participating in this Offer.  If you are changing your request in order to accept the offer, the change in election form must include the information regarding the Eligible Options you wish to request that we exchange.  Once we receive your change in form, your original election form will be disregarded.

Change from Participating to Not Participating in this Offer.  You may completely withdraw from participation in the offer by delivering a change in election form with the appropriate box marked indicating such decision to Daniel Donohue as set forth above.  The change in election form must be clearly dated after your original election form and any subsequent change in election forms.

Change in Participation Amount.  If you are changing which option grants you wish to exchange, you must fill out a change in election form including all Eligible Options you wish to request that we exchange and not just the new or revised selected eligible option grants.  Once we receive your change in election form, your original election form will be disregarded.

You may submit your change in election form at any time before 5:00 p.m., Eastern Time, on June 2, 2009.  If we extend this offer beyond that time, you may submit your change in election form at any time until the extended expiration date.  In addition, prior to the expiration date of the Exchange Offer or the extended expiration date, if the offer is extended, you may withdraw your tendered options by submitting a change in election form with the appropriate box checked.  We intend to accept and cancel properly tendered Eligible Options promptly after the expiration date.

Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form that you may submit, and no one will be liable for failing to inform you of any defects or irregularities.  We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of election forms.  Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we will accept promptly after the expiration date all Eligible Options that you properly tender to us prior to the expiration date that you have not validly withdrawn.  We will give notice of our acceptance on the date this offer expires.

For purposes of this offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide mail or email or by issuance of a press release.

Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under such options.  Promptly after we accept options surrendered for exchange, we will send each tendering option holder a new option agreement.  The grant date for the New Options will be June 2, 2009, unless this offer is extended.

If, for any reason, on the date this offer expires, you are not an employee or non-employee director of LIN TV, or an employee of one of our subsidiaries, you will not be eligible to participate in this offer.

6.	CONDITIONS OF THIS OFFER

We may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

1. any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered Eligible Options, or the grant of the New Options, or that otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair our ability to create better performance incentives for our employees through this offer;

2. any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i) make it illegal for us to accept some or all of the surrendered Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate to this Exchange Offer;

(ii) delay or restrict our ability, or render us unable, to accept the surrendered Eligible Options for exchange or to issue some or all of the New Options for some or all of the surrendered Eligible Options;

(iii) materially impair our ability to create better performance incentives for our employees or retention incentives for our non-employee directors through this offer; or

(iv) materially and adversely affect our business, financial condition, income, operations or prospects;

3. there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

4. the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

5. there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record an additional compensation expense against our earnings in connection with this offer for financial reporting purposes;

6. another person publicly makes or proposes a tender or exchange offer for some or all of our Class A common stock, or an offer to merge with or acquire us, or we learn that:

(i) any person, entity or “group”, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

7. any change or changes occurs in our business, financial condition, assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us; or

8. any prohibition from granting New Options to you by applicable law or regulation (such prohibitions could result from changes in the rules, regulations or policies of the SEC or the listing requirements of the New York Stock Exchange).

The conditions to this offer are for our benefit.  We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer.  Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this section will be final and binding upon all of our employees, our subsidiaries’ employees and our non-employee directors eligible to participate in this offer.

7.	PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on the New York Stock Exchange under the symbol “TVL.”  The following table shows the high and low sales prices per share of our Class A common stock for the periods indicated.

2009	High	Low
1st Quarter	$1.96	$0.45
2nd Quarter (through May 1, 2009)	1.85	1.11
2008
1st Quarter	$13.71	$8.91
2nd Quarter	11.05	5.91
3rd Quarter	7.14	4.52
4th Quarter	5.23	0.61
2007
1st Quarter	$15.95	$9.97
2nd Quarter	20.24	14.76
2007
3rd Quarter	$19.80	$9.66
4th Quarter	15.00	9.57

On May 1, 2009, the closing price of our Class A common stock as reported by the New York Stock Exchange was $1.51 per share.

We recommend that you obtain current market quotations for our Class A common stock before deciding whether to surrender any of your Eligible Options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

Consideration.  The Eligible Options were granted to employees under our Amended and Restated 2002 Stock Plan and to non-employee directors under our Third Amended and Restated 2002 Non-Employee Director Stock Plan.  New Options will be issued on a one-for-one basis for tendered Eligible Options.  Each New Option will be issued under the plan for which the corresponding Eligible Option was tendered.

As of April 28, 2009, there were issued and outstanding options to purchase 3,262,123 shares of our Class A common stock that are eligible to participate in this Exchange Offer.  If all such outstanding Eligible Options are exchanged, we would therefore grant New Options to purchase 3,262,123 shares of Class A common stock.  On a fully diluted basis, these shares would equal approximately 12% of the total shares of our Class A common stock outstanding as of April 28, 2009.

Terms of New Options.  Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as were subject to that portion of the Eligible Option for which such New Option was exchanged.  Each New Option will have an exercise price equal to the closing price of a share of our Class A common stock on the New York Stock Exchange on the expiration date.  New Options will have a term of 10 years from the grant date and will vest in three equal annual tranches beginning on the first anniversary of the grant date.  Except for the foregoing, the terms and conditions of the New Options will be substantially the same as the cancelled Eligible Options.

The terms and conditions of the New Options under the Amended and Restated 2002 Stock Plan and the Third Amended and Restated 2002 Non-Employee Director Stock Plan are set forth in the respective plans and the stock option agreement you entered into in connection with the grant of such options.  The terms and conditions of these plans are summarized in the applicable prospectuses prepared by us and previously distributed to you.  You may obtain copies of each of these prospectuses and the plans as indicated below.

Our statements concerning those plans and the New Options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Amended and Restated 2002 Stock Plan or the Third Amended and Restated 2002 Non-Employee Director Stock Plan, as the case may be, and the stock option agreement between you and us.  The Amended and Restated 2002 Stock Plan, the Third Amended and Restated 2002 Non-Employee Director Stock Plan and the form of the New Option agreement are each on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer.  Please contact Daniel Donohue at (401) 454-2880 to request a copy of either plan or the New Option agreement.  We will provide copies promptly and at our expense.

Tax Consequences.  You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the New Options.

Registration of Shares Underlying New Options.  All shares of Class A common stock issuable upon exercise of the New Options granted in connection with this Exchange Offer have been registered under the Securities Act on a registration statement on Form S-8 that has been filed with the SEC.  Unless you are considered an “affiliate” of LIN TV, you will be able to sell, free from any transfer restriction under applicable securities laws, any shares of Class A common stock you receive upon exercise of a vested New Option.

9.	INFORMATION ABOUT LIN TV; SUMMARY FINANCIAL INFORMATION.

Our principal corporate office is located at Four Richmond Square, Suite 200, Providence, Rhode Island 02906.  Our Class A common stock is listed on the New York Stock Exchange under the symbol “TVL.”

See “Additional Information” in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Financial Information: The information set forth on pages F-1 through F-40 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is incorporated herein by reference.

SUMMARY FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial data.  The summary financial data as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008 are derived from unaudited consolidated financial statements contained in our earnings release dated April 30, 2009, which is furnished as Exhibit 99.1 to our Current Report on Form 8-K of the same date.  The summary financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008, 2007 and 2006 is derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this Offer to Exchange.  The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements of LIN TV Corp., and the notes related thereto, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and are incorporated by reference in this Offer to Exchange.  Our historical financial results presented are not necessarily indicative of future results.  All financial information shown reflects the operations of our Puerto Rico operations and Banks Broadcasting as discontinued for all periods presented.  The assets and liabilities of Banks Broadcasting are shown as held for sale effective December 30, 2007.  Our Puerto Rico operations were sold in 2007.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
Consolidated Statement of Operations Data:
Net revenues	$74,475	$93,064	$399,814	$395,910	$420,468

Operating costs and expenses:
Direct operating	26,915	30,066	118,483	116,611	115,398
Selling, general and administrative	25,616	28,575	115,287	114,741	118,951
Amortization of program rights	6,332	6,176	23,946	24,646	24,890
Corporate	4,418	5,030	20,340	21,706	31,589
Depreciation	8,126	7,449	29,713	30,847	32,433
Amortization of intangible assets	20	93	264	2,049	4,737
Impairment of goodwill, broadcast licenses and broadcast equipment(1)	-	-	1,029,238	-	318,071
Restructuring charge (benefit)	-	-	12,902	(74)	4,746
Loss (gain) from asset sales	(1,709)	101	2,062	(24,973)	5,452
Operating (loss) income	4,757	15,574	(952,421)	110,357	(235,799)

Other expense (income):
Interest expense, net	10,922	14,391	54,635	64,249	70,479
Share of loss (income) in equity investments	-	(451)	52,703	(2,091)	(3,708)
(Gain) loss on derivative instruments	220	(375)	(105)	223	(1,185)
(Gain) loss on early extinguishment of debt	(50,149)	100	(8,822)	855	-
Other, net	269	449	1,720	366	(637)
Total other expense (income), net	(38,738)	14,114	100,131	63,602	64,949
(Loss) income from continuing operations before (benefit from) provision for income taxes and cumulative effect of change in accounting principle	43,495	1,460	(1,052,552)	46,755	(300,748)
(Benefit from) provision for income taxes	18,489	585	(222,165)	18,212	(72,393)
(Loss) income from continuing operations before cumulative effect of change in accounting principle	25,006	875	(830,387)	28,543	(228,355)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(284)	588	23	2,973	(6,145)
Gain (loss) from sale of discontinued operations, net of tax	-	-	-	22,166	-
Cumulative effect of change in accounting principle, net of tax	-	-	-	-	-
Net (loss) income	$24,722	$1,463	$(830,364)	$53,682	$(234,500)

(1)
During the years ended December 31, 2008 and 2006, we recorded impairment charges to our broadcast licenses and goodwill, including broadcast equipment in 2008, as more fully described in Note 6 - "Intangible Assets" in the Notes to Our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$15,401	$41,895	$20,106	$40,031	$6,085
Intangible assets, net	547,280	1,556,615	547,301	1,556,708	1,574,125
Total assets	827,870	1,964,720	852,594	1,981,968	2,125,846
Total debt	686,055	812,230	743,353	832,776	946,798
Total stockholders’ (deficit) equity	(163,447)	658,089	(189,281)	656,098	588,721

Cash Flow Data cash provided by (used in):
Operating activities	$3,477	$22,409	$83,796	$42,716	$79,597
Investing activities	(1,852)	1,074	(24,455)	103,047	(24,995)
Financing activities	(6,330)	(21,619)	(79,266)	(118,061)	(53,408)
Net (decrease) increase in cash and cash equivalents	(4,705)	1,864	(19,925)	27,702	1,194

Other Data:
Distributions from equity investments	$-	$1,019	$2,649	$3,113	$4,890
Program payments	4,582	7,005	26,854	27,604	25,784
Stock-based compensation	589	1,413	4,523	5,859	8,942

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

The following is a list of our directors and executive officers and their beneficial ownership of our Class A common stock as of April 28, 2009:

		Shares of
		Common
		Stock	Percent of	Shares of
		Underlying	Total	Class A	Percent of	Percent of
		Eligible	Eligible	Common	Class A	Total Common
		Options	Options	Stock	Common Stock	Stock
		Beneficially	Out-	Beneficially	Beneficially	Beneficially
Name	Position and Offices Held	Owned	standing	Owned	Owned	Owned (1)
Douglas W. McCormick	Chairman of the Board	150,000	5%	85,572	*	*
William S. Banowsky	Director	130,842	4%	117,053	*	*
Peter S. Brodsky	Director	128,000	4%	79,822	*	45.4%
Royal W. Carson, III	Director	104,333	3%	87,702	*	*
Patti S. Hart	Director	130,000	4%	60,572	*	*
Michael A. Pausic	Director	103,333	3%	65,294	*	*
Mitchell Stern	Director	110,000	3%	65,572	*	*
Vincent L. Sadusky	President Chief Executive Officer and Director	653,334	20%	562,037	2.0%	1.1%
Richard J. Schmaeling	Senior Vice President Chief Financial Officer	100,000	3%	-	*	*
Scott M. Blumenthal	Executive Vice President Television	309,000	9%	285,794	1.0%	*
Nicholas N. Mohamed	Vice President Controller	40,000	1%	500	*	*
Denise M. Parent	Vice President General Counsel and Secretary	136,666	4%	151,141	*	*
Robert S. Richter	Senior Vice President New Media	140,000	4%	106,667	*	*

_____________

* Less than 1%.

(1)
In calculating the percentage of our Class A common stock beneficially owned by each person listed, the number of shares deemed outstanding consists of 27,900,870 Class A shares outstanding and 51,404,940 total shares outstanding as of April 28, 2009 plus, for that person only, any shares subject to options that were exercisable within 60 days of April 28, 2009.

The business address and telephone number of each director and executive officer is c/o LIN TV Corp., Four Richmond Square, Suite 200, Providence, Rhode Island 02906.

All of our employees and non-employee directors, and our subsidiaries’ employees, are eligible to participate in this offer.  As of April 28, 2009, our directors and executive officers as a group beneficially owned (i) 1,667,726 shares of our Class A common stock, which represents 6.0% of the outstanding shares of our Class A common stock and (ii) Eligible Options to purchase 2,235,508 shares of our Class A common stock, which represents 68.5% of the Eligible Options. In addition, as of such date our directors and executive officers as a group may be deemed to beneficially own 23,946,040 shares of our total common stock, which represents 48.5% of the outstanding shares of total common stock.

There have been no agreements, arrangements or understandings between us and any other person involving our options or our Class A common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer.  In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving our options or our Class A common stock during the 60 days prior to this offer.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Eligible Options that are surrendered in connection with this offer will be cancelled if accepted for exchange.  The shares of Class A common stock underlying cancelled Eligible Options that had been granted under our Amended and Restated 2002 Stock Plan or under our Third Amended and Restated 2002 Non-Employee Director Stock Plan will be returned to the pool of shares available for grants of new awards or options under such plan, and will then be allocated to the New Options to be granted in exchange for such Eligible Options.

We apply Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), to account for share-based payments.  SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.  We estimate the fair value of stock-based awards using a Black-Scholes valuation model, which is affected by our Class A common stock price as well as assumptions and judgments regarding a number of complex and subjective variables.  These variables include the option’s expected life, the price volatility of the underlying stock and the number of stock-based awards that are expected to be forfeited.  The expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical exercise patterns.  Price volatility is based on historical trends for our Class A common stock and the common stock of peer group companies engaged in the broadcasting business.  Expected forfeitures are estimated using our historical experience.  If future changes in estimates differ significantly from our current estimates, our future stock-based compensation expense and results of operations could be materially impacted.

Under SFAS 123(R), stock-based compensation expense is calculated based upon the fair value of a stock award on the date of grant, and the cancellation of an award accompanied by the concurrent grant or offer to grant a replacement award is accounted for as a modification of the terms of the cancelled award.  The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date.  As a result, we will incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options.  The compensation charge will be recorded over the vesting periods of the New Options.  The amount of this charge will depend on a number of factors, including the level of participation by the holders of Eligible Options, the exercise price per share of cancelled Eligible Options and the exercise price per share of the New Options issued in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that will result from this Exchange Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer.  In addition, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the New Options as contemplated herein.  If any such approval or other action should be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such action.  This could require us to delay the acceptance of Eligible Options tendered to us.  We cannot assure you that we would be able to obtain any required approval or take any other required action, if necessary, without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options is subject to the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the Exchange Offer.  This discussion is based on the Internal Revenue Code (the “Code”), its legislative history, Treasury Department Regulations and administrative and judicial interpretations as of this date, which are subject to change, possibly on a retroactive basis.  This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances.

Surrender and Cancellation of Your Eligible Options.  The exchange of the Eligible Options for the New Options will not be a taxable event.  The New Options will be nonqualified stock options and will not qualify as “incentive stock options” within the meaning of Section 422 of the Code.

Stock Options Not Exchanged in the Offer.  Stock options that you do not elect to exchange in the offer generally will not be affected by the offer.

Grant of New Options.  If you elect to tender Eligible Options under this Exchange Offer, our grant of the New Options will not result in taxable income to you.  Instead, you will generally realize ordinary income at the time you exercise a New Option in an amount equal to the excess of the fair market value of the shares acquired over the exercise price of those shares.  Gains or losses realized upon your subsequent disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise.

Tax Consequences to the Company.  Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time you recognize ordinary income (i.e., when you exercise a New Option).  Any such deduction with respect to ordinary compensation income taxed to employees will be subject to the limitations of Section 162(m) of the Code.

Tax Withholding.  We will have the right to deduct or withhold or require a participant to remit to us an amount sufficient to satisfy local, state and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise of a New Option and/or an Eligible Option.

Tax Advice.  The discussion in this section is limited to U.S. tax laws and regulations presently in effect, which are subject to change, and does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options.  We recommend that you consult with your own tax advisor with respect to the tax consequences of participating in this Exchange Offer, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in this offer.  Moreover, if you are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you.

We strongly recommend that you consult your own tax advisor with respect to the federal, foreign, state, provincial and local tax consequences of participating in this Exchange Offer.

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which this offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.  If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new expiration date, if any, no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration date.  Any announcement relating to this offer will be made promptly in a manner reasonably designed to inform option holders of the change.

Prior to the expiration date, we may terminate or amend the Exchange Offer and postpone our acceptance and cancellation of any Eligible Options if any of the conditions specified in Section 6 occur.  In order to postpone, we must provide oral, written or electronic notice of such termination or postponement.  Notwithstanding the foregoing, we will return the Eligible Options tendered for exchange promptly after we terminate or withdraw this offer.

If we materially change the terms of this Exchange Offer or the information about this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the materiality of such terms or information.

In addition, if we increase or decrease the consideration offered for the Eligible Options or the number of Eligible Options that may be tendered under the Exchange Offer, we will publish notice or otherwise inform you in writing of such action and will keep the Exchange Offer open for at least ten business days from the date of such notification.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

16.	ADDITIONAL INFORMATION.

This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed or furnished with the SEC before making a decision on whether to surrender your Eligible Options:

(a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

(b) our Notice of Annual Meeting of Stockholders and Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2009;

(c) our current report on Form 8-K announcing the resignation of Patti S. Hart, effective May 22, 2009, from the board of directors, filed with the SEC on May 4, 2009;

(d) our earnings release dated April 30, 2009, for our fiscal quarter ended March 31, 2009, which was furnished to the SEC on a Current Report on Form 8-K dated April 30, 2009;

(e) our current report on Form 8-K announcing the resignation of William A. Cunningham and the appointment of Nicholas N. Mohamed as Vice President Controller and Principal Accounting Officer, and disclosing the terms of the Company's employment agreement with Mr. Mohamed, filed with the SEC on March 26, 2009; and

(f) the description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on May 1, 2002, including any amendments or reports we have filed or will file for the purpose of updating that description.

The SEC file number for these filings is 001-31311.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C.  20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our internet address is http://www.lintv.com and the investor relations section of our website is located at http://www.lintv.com/investor/financial.html.  We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish to, the SEC.  Information contained on our website is not part of the Exchange Offer.

We will also provide without charge to each person, including any beneficial owner, to whom we deliver a copy of this Exchange Offer, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

LIN TV Corp.
One Richmond Square, Suite 230E
Providence, Rhode Island 02906
Attn: Daniel Donohue

or by telephoning our Human Resources Department at (401) 454-2880 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

The information contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

We are not aware of any U.S. jurisdiction where the implementation of this Exchange Offer violates applicable law.  If at any time we become aware of any such jurisdiction where this Exchange Offer violates applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.  This Exchange Offer is not available in jurisdictions outside the United States.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

LIN TV Corp.
May 4, 2009